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                                                                     EXHIBIT 2.1

                                STATE OF FLORIDA

                               ARTICLES OF MERGER

                                       OF

                         SUMMIT BROKERAGE SERVICES, INC.

                             (A FLORIDA CORPORATION)

                                       AND

                           SUMMIT TRANSITORY SUB, INC.

                             (A FLORIDA CORPORATION)

To the Secretary of State
State of Florida

         Pursuant to the provisions of Sections 607.1101 and 607.1105 of the Florida Business Corporation Act (the "FBCA"), the domestic corporations herein named do hereby adopt the following Articles of Merger, as amended:

      1. Annexed hereto as Exhibit A, and made a part hereof, is the Agreement and Plan of Merger (the "Plan of Merger") for merging Summit Transitory Sub, Inc. ("Merger Sub") with and into Summit Brokerage Services, Inc. ("Summit Brokerage") (the "Merger"). Annexed to the Plan of Merger is an Amendment to Agreement and Plan of Merger (the "Amendment").

      2. The Plan of Merger was approved and adopted by the board of directors of Summit Brokerage by unanimous written consent dated as of July 3, 2003, and by holders of a majority of the outstanding shares of common stock of Summit Brokerage at an annual meeting of shareholders' held on February 26, 2004, representing the number of votes sufficient for approval of the Merger. Holders of Summit Brokerage preferred stock were not entitled to vote on the Merger.

      3. The Plan of Merger was approved and adopted by the board of directors of Merger Sub by a written consent dated as of July 17, 2003, and by its sole shareholder by written consent dated as of July 17, 2003.

      4. The Amendment was approved and adopted by the board of directors of Summit Brokerage and Summit Financial Services Group, Inc. (formerly known as Summit Financial Holding Group, Inc.) by unanimous written consent dated as of February 27, 2004. Shareholder approval of the amendment was not required. The approval of the Merger Sub was not required.

      5. The effective date (the "Effective Date") of the Merger shall be March 2, 2004.

      6. On and after the Effective Date, Summit Brokerage shall be the surviving corporation under its present name pursuant to the provisions of the FBCA and as such, a wholly-owned subsidiary of Summit Financial Services Group, Inc., a Florida corporation (formerly known as Summit Financial Holding Group, Inc.).


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         Executed this 27th day of February, 2004


                          SUMMIT BROKERAGE SERVICES, INC.


                          By:  /s/ Marshall T. Leeds
                               ---------------------------------------
                               Marshall T. Leeds, Chief Executive Officer



                          SUMMIT TRANSITORY SUB, INC.


                          By: /s/ Marshall T. Leeds
                              ----------------------------------------
                              Marshall T. Leeds, President

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